UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 18, 2011

CYBERDEFENDER CORPORATION
(Exact name of Company as specified in Charter)

Delaware	333-138430	65-1205833
(State or other jurisdiction of	(Commission File No.)	(IRS Employee Identification No.)
incorporation or organization)

617 West 7th Street, Suite 1000
Los Angeles, California 90017
 (Address of Principal Executive Offices)

213-689-8631
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

The information included in Item 3.02 below is incorporated by reference in its entirety.

Item 3.02                      Recent Sales of Unregistered Securities.

The following discussion provides only a brief description of the agreements and instruments described below.  The discussion is qualified in its entirety by the full texts of the agreements and instruments.

On October 18, 2011, the Company completed the first tranche of the private sale of up to $1 million of the Company’s common stock (“Common Stock”) at $0.6425 per share to six accredited investors pursuant to Securities Purchase Agreements. The aggregate principal amount of the first tranche sale is $454,800.   Each purchaser received a warrant to purchase one share of Common Stock for each two shares of Common Stock purchased at an exercise price of $0.8031 (the “Warrants”).

The sale is exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act because the securities were issued only to accredited investors without any general solicitation or general advertising.

Neither the Common Stock nor the shares that may be issued upon the exercise of the Warrants have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

In connection with the sale, the Company will pay FCG Advisors LLC (“FCG”) a commission of $36,384 and will issue to FCG a warrant to purchase 56,629 shares of Common Stock with an exercise price of $0.8031.

Item 9.01                      Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit 99.1	Form of Securities Purchase Agreement
Exhibit 99.2	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 24, 2011

CYBERDEFENDER CORPORATION

By:	/s/ Kevin Harris
Kevin Harris, Interim Chief Executive Officer and Chief Financial Officer